Exhibit 10.1
WESTMORELAND COAL COMPANY
Performance-Based Restricted Stock Unit Agreement
Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors

Name of Recipient:

Performance-Based RSUs at Grant Date:

Performance Criterion:	3-year Cumulative Free Cash Flow

Grant Date:	April 1, 2011
Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the restricted stock unit award described above, which is subject to the provisions of the Company’s Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Plan”) and the terms and conditions contained in this Restricted Stock Unit Agreement (this “Agreement”). The terms and conditions of the award of restricted stock units (the “RSUs”) made to the Recipient are as follows:
1.
Issuance of Restricted Stock Units. The performance-contingent RSUs are issued to the Recipient on the Grant Date set forth above, in consideration of employment services rendered and to be rendered by the Recipient to the Company. Each RSU represents one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) upon vesting in accordance with Section 3. Unless and until performance is completed and the RSUs vest, Recipient will have no right to receive the shares of Common Stock.

2.	Issuance of RSUs.
a.	Performance Period. The Performance Period consists of a cumulative three-year measurement period.
b.
Award. Subject to the terms of this Agreement and the Plan, the Recipient is hereby granted the opportunity to earn the RSUs as shown above in accordance with the terms of the remainder of this Agreement.

c.	Settlement of Awards.
i.
Form of Settlement. RSUs will be settled in shares of Common Stock on the date that the RSUs vest if the performance criterion has been met. The Committee, at its sole discretion, can elect to pay any or all RSUs in the form cash, equivalent to the closing stock price of shares of Common Stock on the date that the RSUs vest.

ii.
Distribution of RSUs. The shares of Common Stock payable upon vesting of the RSUs shall be distributed to you as soon as practical following the vesting date. Notwithstanding any other provisions of this Agreement, the Company shall not be obligated to deliver the RSUs if the delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority, and delivery of the RSUs may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Recipient agrees that his or her right to receive the RSUs shall be subject to the vesting schedule set forth in Section 3 of this Agreement, the termination provisions set forth in Section 4 of this Agreement, and the restrictions on transfer set forth in Section 5 of this Agreement.

3.	Vesting.
a.
Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the RSUs shall 100% vest on the third anniversary of the Grant Date upon the successful achievement of the performance criterion. Should the Company fail to achieve the performance criterion, all RSUs shall be forfeited.

b.
Vesting upon Death or Disability. RSUs will be earned on a pro-rata basis based on the date of death or Disability and will be paid out at the end of the three-year period, with the payout determined based on the final performance determination. For purposes of this Agreement, “Disability” is as used in the Company’s long-term disability plan, if any; if not defined in the long-term disability plan, is a physical or mental infirmity which impairs the Recipient’s ability to substantially perform his or her duties for a period of 180 consecutive days.

c.
Reorganization Event. If the Company undergoes a Reorganization Event (as defined in the Plan) other than a liquidation or dissolution, the RSUs will represent a right to receive the cash, securities, or other property into which the Common Stock of the Company was converted or for which it was exchanged pursuant to the Reorganization Event. Upon a liquidation or dissolution of the Company, all restrictions and conditions on all RSUs are automatically deemed terminated.

4.
Termination of RSUs Upon Employment Termination. In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such employment termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment. The Recipient shall have no further rights with respect to any RSUs that are so terminated, and shall have no further right to receive a distribution. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

5.
Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, until such RSUs have vested. The Company shall not be required to treat as owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

6.
Rights as a Shareholder. The Recipient shall have no right to vote the shares of Common Stock or to act in respect of the Common Stock at any meeting of shareholders and is not entitled to any dividends paid with respect to the Common Stock until issuance upon vesting.

7.	Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which will be furnished to you upon your request.
8.	Tax Matters.
a.
Acknowledgments. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient’s receipt of the RSUs. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the RSUs. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s federal and state tax liability that may arise in connection with the acquisition, vesting, and/or disposition of the RSUs.

b.
Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the RSUs. On each date on which RSUs vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the RSUs that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). In satisfaction of its withholding obligations, the Company shall reduce the cash distribution by the applicable withholding amount. Should the RSUs be distributed in the form of shares of Company Stock, then the Company shall reduce the number of RSUs deliverable to Recipient in respect of such vesting by the number of RSUs that have a fair market value on such vesting date (calculated using the last reported sale price of the common stock of the Company on the principal stock exchange on which the Common Stock is traded on such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such RSUs. Any fractional number of RSUs resulting from tax withholding shall be rounded up to the nearest whole number of RSUs. With respect to tax withholding amounts, the Company has all of the rights specified in Section 9 of this Agreement and has no obligations to the Recipient except as expressly stated in Section 9 of this Agreement.

9.	Miscellaneous.
a.
Authority of Compensation and Benefits Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation and Benefits Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee’s discretion and shall be final and binding on the Recipient.

b.
No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

c.	Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law provisions.
d.
Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Compensation and Benefits Committee has the power, among others, to (i) interpret the Plan, (ii) amend and repeal administrative rules, guidelines, and practices relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

e.	Compliance with Internal Revenue Service Tax Code.
i.	IRC Section 83. The RSUs granted under this Agreement are governed by Section 83 of the Internal Revenue Code.
ii.
IRC Section 409A. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.” This Agreement and the Plan shall be operated in compliance with Section 409A of the Code and each provision Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that the Employer determines that any provision of the Plan is not in compliance with Section 409A of the Code, the Employer may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

f.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

g.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
h.
Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

i.
Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

j.
Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has read the Plan and the Information About Restricted Stock Units (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

WESTMORELAND COAL COMPANY
By:	/s/ Jennifer S. Grafton
	Name:	Jennifer S. Grafton
	Title:	General Counsel and Secretary
Accepted and Agreed:

Name: